Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-201798) pertaining to the 2015 Incentive Award Plan and Unit Appreciation Plan of SSE Holdings, LLC and Subsidiaries of our report dated March 27, 2015, with respect to the consolidated financial statements of SSE Holdings, LLC and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP
New York, New York
March 27, 2015